UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:  March 24, 2011

Exact Name of Registrant	Commission	I.R.S. Employer
as Specified in Its Charter	File Number	Identification No.

Hawaiian Electric Industries, Inc.	1-8503	99-0208097

State of Hawaii
(State or other jurisdiction of incorporation)

900 Richards Street, Honolulu, Hawaii 96813
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:
(808) 543-5662 - Hawaiian Electric Industries, Inc. (HEI)

None
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant.

On March 24, 2011, HEI entered into a Master Note Purchase Agreement (the Note Agreement) with the following parties and/or their affiliates: The Prudential Insurance Company of America, ING Investment Management LLC, Nationwide Life Insurance Company, Modern Woodmen of America, CUNA Mutual Insurance Society, Country Life Insurance Company and Farm Bureau Life Insurance Company.  Under the Note Agreement, HEI issued $75 million of its 4.41% Series 2011A Senior Notes, Tranche 1, due March 24, 2016 and $50 million of its 5.67% Series 2011A Senior Notes, Tranche 2, due March 24, 2021 (collectively, the Notes) via a private placement.

The Note Agreement contains customary representations and warranties, affirmative and negative covenants, and events of default (the occurrence of which may result in some or all of the Notes then outstanding becoming immediately due and payable) and provisions requiring the maintenance by HEI of certain financial ratios generally consistent with those in HEI’s existing unsecured revolving Credit Agreement, dated as of May 7, 2010 with the lenders party thereto and JPMorgan Chase Bank, N.A., as issuing bank and administrative agent.  For example, under the Note Agreement, it is an event of default if HEI fails to maintain an unconsolidated “Capitalization Ratio” (funded debt) of 50% or less or “Consolidated Net Worth” of at least $975 million.

The net proceeds from the issuance of the Notes will be used by HEI to refinance $50 million of its 4.23% Medium-Term Notes, Series D, that matured on March 15, 2011 (which were initially refinanced with the proceeds of commercial paper issued by HEI) and eventually to refinance a portion of the $100 million of its 6.141% Medium-Term Notes, Series D that will mature on August 15, 2011.  HEI’s unconsolidated long-term debt is expected to be $25 million lower after August 15, 2011 when compared to December 31, 2010.

The foregoing is a summary of the terms and conditions of the Note Agreement only and does not purport to be a complete discussion of its terms. Accordingly, the foregoing description is qualified in its entirety by reference to the Note Agreement, which is filed as Exhibit 4(a) hereto and is incorporated herein by reference.

HEI and Hawaiian Electric Company, Inc. (HECO) intend to continue to use HEI’s website,www.hei.com, as a means of disclosing additional information. Such disclosures will be included on HEI’s website in the Investor Relations section. Accordingly, investors should routinely monitor such portions of HEI’s website, in addition to following HEI’s, HECO’s and American Savings Bank, F.S.B.’s (ASB’s) press releases, SEC filings and public conference calls and webcasts. Investors may also wish to refer to the Public Utilities Commission of the State of Hawaii (PUC) website at dms.puc.hawaii.gov/dms in order to review documents filed with and issued by the PUC.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibit.

Exhibit 4(a)	Master Note Purchase Agreement among Hawaiian Electric Industries, Inc. and the Purchasers thereto, dated March 24, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HAWAIIAN ELECTRIC INDUSTRIES, INC.
(Registrant)

/s/ James A. Ajello
James A. Ajello
Senior Financial Vice President, Treasurer, and Chief Financial Officer)
(Principal Financial Officer of HEI)
Date: March 28, 2011